Exhibit 10.2

BONUS ARRANGEMENT

               On April 13, 2000, the Compensation Committee of the Board of Directors granted Michael P. Brennan a bonus of $60,000 in connection with the closing of the transaction between Peapod and Koninklijke Ahold N.V., 1/3 of which was paid on June 30, 2000 and 1/3 of which will become payable on each of the first and second anniversaries of the closing.  Each payment of this bonus is conditioned upon Mr. Brennan’s continued employment with Peapod through the respective payment date.